UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

ARDELYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36485	26-1303944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

34175 Ardenwood Blvd.

Fremont, CA 94555

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 745-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On April 18 , 2016, Ardelyx, Inc. (the “Company”) and Narani Arasaratnam, currently the Company’s Vice President, Controller and Principal Accounting Officer discussed Ms. Arasaratnam’s departure from the Company to pursue new endeavors, and Ms. Arasaratnam and the Company have entered into a Transition and Separation Agreement (the “Agreement”) under which Ms. Arasaratnam will transition out of the Company effective April 29, 2016. The Agreement provides for, among other things, compensation consistent with that certain Change of Control and Severance Agreement dated November 26, 2014 between the Company and Ms. Arasaratnam. The benefits provided by the Agreement are payable by the Company only after the expiration of a customary revocation period as provided by the Agreement. Pursuant to the terms of the Agreement, Ms. Arasaratnam has provided the Company with a general release of claims against the Company.

The Company intends to appoint its current Chief Financial Officer, Mark Kaufmann, to the role of Principal Accounting Officer, effective on or around April 26, 2016. Mr. Kaufmann has served as the Company’s Chief Financial Officer since May 2014, and formerly served as our Chief Business Officer from August 2011 until May 2014. His compensation shall not change as a result of this appointment. Mr. Kaufmann has not been involved in any transactions that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2016	ARDELYX, INC.

	By:	/s/ Mark Kaufmann
Mark Kaufmann
Chief Financial Officer